UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	March 24, 2016

Coastway Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-36263	46-4149994
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

One Coastway Blvd., Warwick, Rhode Island	02886
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(401) 330-1600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           On March 24, 2016, the Board of Directors of Coastway Bancorp, Inc. (the “Company”) voted unanimously to elect Malcolm G. Chace, Jr. and Angelo P. Lopresti as directors of the Company. The Board of Directors has not yet determined which committees Messrs. Chace and Lopresti will serve on as members.

Mr. Chace has been an investment professional and portfolio manager for over 20 years.  Since 2013, Mr. Chace has been a managing director and portfolio manager at WhaleRock Point Partners.

Mr. LoPresti is the Senior Vice President, General Counsel and Corporate Secretary for IPG Photonics Corporation, a publicly traded technology and manufacturing company, where he is the senior legal and business advisor to the Chief Executive Officer, board and senior management.

Item 5.03.               Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a) Effective on March 24, 2016, the Board of Directors of the Company amended the Bylaws of the Company to remove the residency requirement for directors and to add a new age limitation for director service. Previously in order for a person to be eligible for election to the Board of Directors, such person must have maintained a principal residence within 15 miles of an office of the Company or any subsidiary thereof for a period of at least one year prior to the date of the purported election or appointment to the Board of Directors. The new age limitation in the Bylaws provides that no person shall be eligible for reelection, appointment or re-appointment to the Board of Directors if such person has attained 75 years of age.

Item 9.01                Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell Company Transactions. Not applicable.
(d)	Exhibits.

Exhibit 3.2	Amended and Restated Bylaws of Coastway Bancorp, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COASTWAY BANCORP, INC.
(Registrant)

Date: March 28, 2016	By: /s/ Jeanette Fritz
Jeanette Fritz
Executive Vice President and Chief Financial Officer